Exhibit 99.1

Intelligent Bio Solutions Inc. Highlights Growing Need for Drug Testing Solutions in Key Industries

New York, August 13, 2024 — Intelligent Bio Solutions Inc. (NASDAQ: INBS) provides an overview of the increasing prevalence of on-the-job drug use across critical sectors such as construction, manufacturing, transport and warehousing, mining, and automotive. As the need for robust drug testing solutions intensifies, we believe that our company is positioned to lead the way in providing innovative, non-invasive drug testing technologies.

The challenges faced across these critical sectors are:

Challenge 1:	A national survey published in 2023 on drug use and health in the U.S. by the Substance Abuse and Mental Health Services Administration (SAMHSA) reported that among people aged 18 or older, 17.8% or 45.7M people undertook illicit drug use in the prior month to the survey[1].

Challenge 2:	A short report published in 2015 by The Substance Abuse and Mental Health Services Administration showed that an annual average of 8.6% of full-time workers aged 18 to 64 in the U.S. used illicit drugs in the prior month to the survey[2].

Challenge 3:	Survey results published in 2017 by the National Safety Council showed that 7 in 10 employers in the U.S. have felt some effect of prescription drug usage, including near miss of injury and impaired or decreased job performance. In fact, according to the survey, 71% of employers say prescription drug misuse is a disease[3].

Challenge 4:	The same survey results published by the National Safety Council in 2017 showed that prescription drug misuse has impacted more than 70 per cent of employers in the U.S.[4].

These factors have an alarming impact on employees in industries where safety and productivity are paramount, such as the following:

Industry	Percentage of past month illicit drug use among adults aged 18 to 64 employed full time, by industry category: combined data 2008 to 2012, as published in 2015 SAMHSA short report[5].	Other data
Construction	11.6%
Manufacturing	7.4%
Transportation & Warehousing	5.9%	A 2019 analysis of data found that 27.6% of truck-driving respondents consumed drug[6].
Mining & Related	5%
Automotive	N/A	The National Highway Safety Administration (NHSA) conducted a study using data from both oral fluid and blood samples, overall results showed 22.3 percent of daytime drivers and 22.5 percent of nighttime drivers were drug positive [7].

1 Substance Abuse and Mental Health Services Administration (SAMHSA). (2023). 2023 National Survey on Drug Use and Health (NSDUH) releases. Available at: https://www.samhsa.gov/data/release/2023-national-survey-drug-use-and-health-nsduh-releases

2 Bush, D.M. and Lipari, R.N. (2015). Substance Use and Substance Use Disorder by Industry. Available at: https://www.samhsa.gov/data/sites/default/files/report_1959/ShortReport-1959.html

3 National Safety Council. (2017). National employer drug survey results. Available at: https://www.nsc.org/getmedia/ee37d83e-486c-4869-b63d-275413fa767d/national-employer-drug-survey-results.pdf

4 National Safety Council. (2017). National employer drug survey results. Available at: https://www.nsc.org/getmedia/ee37d83e-486c-4869-b63d-275413fa767d/national-employer-drug-survey-results.pdf

5 Bush, D.M. and Lipari, R.N. (2015). Substance Use and Substance Use Disorder by Industry. Available at: https://www.samhsa.gov/data/sites/default/files/report_1959/ShortReport-1959.html

6 Dini, G., Bragazzi, N. L., Montecucco, A., Rahmani, A., & Durando, P. (2019). Psychoactive drug consumption among truck-drivers: a systematic review of the literature with meta-analysis and meta-regression. Journal of preventive medicine and hygiene, 60(2), E124–E139. https://doi.org/10.15167/2421-4248/jpmh2019.60.2.1245

7 National Highway Traffic Safety Administration (NHTSA). (2017). National roadside survey of alcohol and drug use by drivers. Available at: https://www.nhtsa.gov/sites/nhtsa.gov/files/documents/13013-nrs_drug_092917_v6_tag.pdf

As awareness of the increasing prevalence of on-the-job drug use in critical sectors grows, so does the demand for effective drug testing solutions. Intelligent Bio Solutions understands the critical need for robust drug screening processes that can help businesses maintain a safe and productive work environment. Our Intelligent Fingerprinting Drug Screening System is designed to offer a non-invasive, efficient, and reliable method for employers to safeguard their workforce. Considering this growing concern, our growth remains strong, and we are gaining momentum by expanding into new markets and expanding with new accounts.

We plan to provide additional insights in the coming weeks leading up to the filing of our Annual Report on Form 10-K, along with our upcoming earnings release. For more information about our innovative drug testing solutions and how we can support your organization in maintaining a safe workplace, please contact us or visit our website at www.ibs.inc.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is dedicated to pioneering non-invasive medical technology solutions. Our mission is to deliver innovative, reliable, and user-friendly products that enhance drug testing and screening processes, ultimately contributing to safer and healthier workplaces.

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

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Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com